UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 3, 2014

ORCHIDS PAPER PRODUCTS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32563	23-2956944
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification Number)

4826 Hunt Street

Pryor, Oklahoma 74361

(Address of Principal Executive Offices)

(918) 825-0616

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 3, 2014, Orchids Paper Products Company (the “Company” or “Orchids”) entered into a Credit Agreement, dated as of June 3, 2014 (the “Credit Agreement”), with U.S. Bank National Association (“U.S. Bank”).  The $75 million Credit Agreement includes the following provisions:

•                  a $45 million revolving credit line due June 2019;

•                  $25 million permitted for domestic working capital purposes; and

•                  $20 million permitted for the purchase and construction of a paper machine and upgrade of one of the converting lines at the Company’s Pryor, OK facility.

•                  a $30 million Term Loan with a 6-year term due June 2020 and amortized as follows:

•                  Real estate debt amortized as if it had a 22-year life;

•                  Equipment debt amortized as if it had a 7-year life; and

•                  Debt incurred for acquisition of supply agreement with Fabrica (defined below) amortized as if it had a 10-year life.

The Credit Agreement has the effect of (i) extending and increasing the Company’s revolving working capital line of credit from $15 million to $25 million, (ii) increasing the Company’s revolving line of credit to include $20 million for the purchase and construction of assets in Oklahoma, and (iii) refinancing and extending the Company’s $10.8 million Real Estate loan ($9.5 million outstanding) and $7.2 million Machinery and Equipment loan ($5.1 million outstanding) into a single $30 million Term Loan, used to provide funding for the $16.7 million paid to close the strategic alliance with Fabrica described in Item 2.01.

Under the terms of the Credit Agreement, amounts outstanding will bear interest at a variable rate of LIBOR plus a specified margin, depending upon the Company’s quarterly Leverage Ratio, as defined in the Credit Agreement.  Additionally, the Company will pay a commitment fee for the available portion of its revolving credit line at the applicable rate, as follows:

	Interest	Commitment
Leverage Ratio	Margin	Fee
Less than 1.00	1.00%	0.15%
Greater than or equal to 1.00 but less than 2.00	1.25%	0.20%
Greater than or equal to 2.00 but less than 3.00	1.50%	0.25%
Greater than or equal to 3.00	2.00%	0.30%

The amount available under the revolving credit line may be reduced in the event that the Company’s borrowing base, which is based upon qualified receivables, qualified inventory and certain equipment, is less than $25 million.

Obligations under the Credit Agreement are secured by substantially all of the Company’s assets.  The Credit Agreement contains representations and warranties, and affirmative and negative covenants customary for financings of this type, including, but not limited to, limitations on additional borrowings, additional investments and asset sales.  The financial covenants, which are tested as of the end of each fiscal quarter, require the Company to maintain the following specific ratios: fixed charge coverage (minimum of 1.20 to 1.0) and leverage (maximum of 3.50 to 1.0).

The foregoing summary is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On June 3, 2014 (the “Closing Date”), Orchids and its wholly owned subsidiary, OPP Acquisition Mexico, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of Mexico (“Orchids Mexico”) completed the previously announced asset purchase agreement (“Purchase Agreement”) with Fabrica de Papel San Francisco, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Fabrica”). Pursuant to the terms of the Purchase Agreement, Orchids Mexico acquired a paper machine, two converting lines, Fabrica’s U.S. customer list, exclusive rights to all of Fabrica’s trademarks in the United States, and Fabrica’s covenant not to compete in the United States for a purchase price of 411,650 shares of Orchids’ common stock (the “Purchase Shares”) valued at $12 million. The value of the common stock was determined based on the average closing trading price of Orchids’ common stock as reported by the NYSE MKT stock exchange over the 30 trading days ending on May 2, 2014 (the “Thirty Day Average Price”).  In connection with closing the Purchase Agreement, Orchids entered into the previously disclosed Assignment and Assumption of Supply Agreement with Elgin Finance & Investment Corp., a Panamanian corporation (“Elgin”) for $16.7 million in cash and 274,433 shares of Orchids’ common stock (collectively with the Purchase Shares, the “Shares”) valued at $8 million based on the Thirty Day Average Price, in exchange for the assignment to Orchids of Elgin’s supply agreement with Fabrica which provided Elgin with exclusive supply rights with respect to Fabrica’s U.S. business.

Lockup Agreements

In connection with the closing of the Purchase Agreement, Orchids entered into a Lockup Agreement with each of Fabrica and Elgin (the “Lockup Agreements”). Pursuant to the terms of the Lockup Agreements, Fabrica and Elgin each agrees not to offer, sell, contract to sell, pledge or otherwise dispose of or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to, any of the Shares, or publicly announce an intention to effect any such transaction, until the date that is 10 years immediately following the Closing Date, or upon the prior written consent of Orchids.

Registration Rights Agreements

In connection with the closing of the Purchase Agreement, Orchids entered into a Registration Rights Agreement with each of Fabrica and Elgin (the “Registration Rights Agreements”). Under the Registration Rights Agreements, beginning one year following the Closing Date, Fabrica and Elgin have the right to (a) demand registration of the Shares, as applicable, on Form S-3 (“Short-Form Registration”) or (b) request to register the Shares, as applicable, on another registration statement proposed by Orchids (“Piggyback Registration”).  However, neither Fabrica nor Elgin shall demand or request a Short-Form Registration or Piggyback Registration if: (a) such Shares are transferable under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or (b) such Shares are subject to a Lockup Agreement and the demand or request is made more than 180 days prior to the termination date of such Lockup Agreement.

Pursuant to the terms of the Registration Rights Agreements, Orchids will not be obligated to effect any Short-Form Registration within 180 days after the effective date of a previous Piggyback Registration in which

Fabrica or Elgin, as applicable, was permitted to register. Further, the Company may postpone for up to 120 days the filing or effectiveness of a Short-Form Registration if Orchids’ Board determines that such Short-Form Registration would (i) materially interfere with a significant acquisition, corporate organization or other similar transaction involving Orchids; (ii) require premature disclosure of material information that Orchids has a bona fide business purpose for preserving as confidential; or (iii) render Orchids unable to comply with requirements under the Securities Act or Exchange Act; provided that Orchids may not use this right more than twice in any 12-month period.  Fabrica’s and Elgin’s rights under the Registration Rights Agreements shall continue until 3 years following the termination date of the Lockup Agreements.

Board Representation

Pursuant to the terms of the Purchase Agreement, within 30 days following the Closing Date, Orchids will use its reasonable best efforts to nominate Mario Armando Garcia Franco, President of Fabrica, or such other person designated by Fabrica who is reasonably acceptable to Orchids, for election as a member of the board of directors of Orchids (the “Board”). In addition, Orchids agrees to continue to use its reasonable best efforts to maintain such person as a member of the Board through the earlier of (i) the date of termination or expiration of the supply agreement with Fabrica or (ii) such time that Fabrica and its affiliates, collectively, beneficially own less than five percent (5%) of the number of shares of Orchids’ common stock that were outstanding as of the closing of the NYSE MKT exchange on the Closing Date.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is included as Exhibit 2.1 to the Current Report on Form 8-K that Orchids filed with the SEC on May 5, 2014 and is incorporated herein by reference. The Purchase Agreement was filed to provide investors and security holders with information regarding the terms, provisions, conditions, and covenants of that agreement and is not intended to provide any other factual information respecting the parties or the acquired assets.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is incorporated by reference.

Item 3.02.  Unregistered Sales of Equity Securities.

The information provided in Item 2.01 of this Form 8-K regarding the Shares is incorporated herein by reference. The issuance and sale of the Shares was conducted in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.  The Shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described in Item 2.01 above, in compliance with the terms of the Purchase Agreement, Orchids intends to nominate Mario Armando Garcia Franco, age 62, President and co-founder of Fabrica, for election as a member of the Board at the next meeting of the Board.  Mr. Franco received a bachelor’s degree in Industrial

Engineering from Cetys University and is a graduate of Harvard Business School’s Owner/President Management Program 2005-2007.  Since 2000, Mr. Franco has served as chairman of the board of Grupo Industrial Garcia Franco.  Mr. Franco also serves on the board of Mexicali Industrial SA, and as chairman of the boards of Inmibiliaria Priga SA and Marfer del Golfo SA.

In connection with his service as a director, Mr. Franco will receive Orchids’ standard non-employee director compensation. Cash compensation for Mr. Franco will be a $30,000 per year retainer, consistent with Orchids’ annual retainer for other non-employee directors. Furthermore, Mr. Franco will be granted options for the issuance of 3,750 shares of common stock under the 2014 Stock Incentive Plan upon his appointment. In addition, Mr. Franco is expected to enter into an indemnification agreement with Orchids, consistent with that of the other directors.

Under the Purchase Agreement, Orchids agrees to continue to use its reasonable best efforts to maintain Mr. Franco as a member of the Board through the earlier of (i) the date of termination or expiration of the supply agreement with Fabrica or (ii) such time that Fabrica and its affiliates, collectively, beneficially own less than five percent (5%) of the number of shares of Orchids’ common stock that were outstanding as of the closing of the NYSE MKT exchange on the Closing Date.

There are no further arrangements or understandings between Mr. Franco and any other persons pursuant to which Mr. Franco is expected to be appointed as a director.  There is no family relationship between Mr. Franco and any director or executive officer of Orchids or any person nominated or chosen by Orchids to become a director or executive officer of Orchids. There is no former employment relationship between Orchids and Mr. Franco.

As the president and controlling owner of each of Fabrica and Elgin, Mr. Franco has a financial interest in the Purchase Agreement, the Assignment and Assumption of Supply Agreement and their related transactions.

Item 8.01.  Other Events.

On June 4, 2014, the Company issued a press release announcing the closing of the Purchase Agreement and related transactions, including the entering into of the Credit Agreement (the “Press Release”). A copy of the Press Release is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

The financial statements required by this Item 9.01 are not included in this Form 8-K. These financial statements will be filed within 71 calendar days after the date on which this Form 8-K is required to be filed.

(d)                                 Exhibits.  See the Exhibit Index which is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORCHIDS PAPER PRODUCTS COMPANY

Date: June 5, 2014	By:	/s/ Keith R. Schroeder
Keith R. Schroeder
Chief Financial Officer

Exhibit Index

Exhibit	Description
2.1

Asset Purchase Agreement, dated as of May 5, 2014, among Orchids, Orchids Mexico (DE) Holdings, LLC and Fabrica de Papel San Francisco, S.A. de C.V., incorporated by reference to Exhibit 2.1 of the Orchids Form 8-K filed May 5, 2014 (Accession No. 0001104659-14-034678).

10.1	Credit Agreement, dated as of June 3, 2014, among Orchids and U.S. Bank National Association.

99.1	Press Release, dated June 4, 2014